Exhibit 99.1

November 15, 2022

Liberty Media Acquisition Corporation Amends Charter to Unwind Before Year-End and Announces December 1, 2022 as Amended Termination Date

ENGLEWOOD, Colo. – (BUSINESS WIRE) – On November 14, 2022, the stockholders of Liberty Media Acquisition Corporation (“LMAC” or “the Company”) approved an amendment to LMAC’s certificate of incorporation (the “Charter Amendment”) to allow LMAC to unwind and redeem all of its outstanding public shares prior to December 30, 2022.  The Company filed the Charter Amendment with the Secretary of State of the State of Delaware on November 14, 2022.

Following the implementation of the Charter Amendment, the Board of Directors of the Company set December 1, 2022 as the amended termination date.

In connection with the approval and implementation of the Charter Amendment, the holders of 44,520,391 public shares of Series A common stock, par value $0.0001 per share, of the Company (“Series A Common Stock”), exercised their right to redeem their shares for cash at a redemption price of approximately $10.07 per share, for an aggregate redemption amount of approximately $448,286,713. The Company has instructed its trustee to promptly distribute payment of the redemption price to such holders. Following such redemptions, 12,979,609 public shares of Series A Common Stock remain outstanding.

Forward-Looking Statements

The foregoing communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed early unwind of the Company.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These forward-looking statements speak only as of the date of the foregoing communication, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of the Company, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to the Company’s business which may affect the statements made in this communication.

About Liberty Media Acquisition Corporation

Liberty Media Acquisition Corporation (“LMAC”) is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The sponsor of LMAC, a wholly-owned subsidiary of Liberty Media Corporation, holds a 20% interest in LMAC that is attributed to Liberty Media Corporation’s Formula One Group tracking stock (Nasdaq: FWONA, FWONK).

Liberty Media Acquisition Corporation

Courtnee Chun, 720-875-5420

Source: Liberty Media Acquisition Corporation